Exhibit 3.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
VIPER ENERGY PARTNERS LLC
THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VIPER ENERGY PARTNERS LLC, dated as of March 30, 2020 (this “Amendment”), is entered into by VIPER ENERGY PARTNERS LP (the “Partnership”), a Delaware limited partnership, pursuant to the authority granted to the Managing Member in Section 13.1 of the Second Amended and Restated Limited Liability Company Agreement of the Partnership, dated as of May 9, 2018. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Second Amended and Restated Agreement, as defined below.
RECITALS
WHEREAS, Diamondback Energy, Inc. (“Diamondback”), a Delaware corporation, previously organized the Company as a Delaware limited liability company pursuant to a Limited Liability Company Agreement dated as of September 18, 2013 (the “Original Agreement”);
WHEREAS, the Members amended and restated the Original Agreement pursuant to an agreement dated as of June 23, 2014 (the “First Amended and Restated Agreement”);
WHEREAS, the Members amended and restated the First Amended and Restated Agreement pursuant to an agreement dated as of May 9, 2018 (the “Second Amended and Restated Agreement”);
WHEREAS, Section 13.1 of the Second Amended and Restated Agreement provides that the Second Amended and Restated Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that except as otherwise provided therein, no amendment may modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member;
WHEREAS, Section 13.1 of the Second Amended and Restated Agreement provides that any amendment to the Second Amended and Restated Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and the Non-Managing Member(s) shall be deemed a party to and bound by such amendment;
WHEREAS, the Partnership, as the Managing Member, desires to amend the Second Amended and Restated Agreement to revise the Annual Allocation Amount (as defined in the Second Amended and Restated Agreement) to extend the remaining period of special allocations to Diamondback of the Company’s income and gains over losses and deductions (but before depletion) from two to four years; and

WHEREAS, this Amendment has been proposed and approved by the Managing Member pursuant to Section 13.1 of the Second Amended and Restated Agreement;
NOW, THEREFORE, the Second Amended and Restated Agreement is hereby amended as follows:
A.    Amendments.
The following definitions contained in Section 1.1 are hereby amended and restated in their entirety as follows:
“Annual Allocation Amount” means the following specified amount in each taxable year during the Specified Period:

Taxable Year	Annual Allocation Amount

2020	$70 million

2021	$125 million

2022	$160 million

2023	$200 million
“Specified Period” means the period beginning on January 1, 2020 and ending on December 31, 2023.
B.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
C.    Severability. Each clause or provision of this Amendment shall be considered severable and if for any reason any clause or provision herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
D.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Second Amended and Restated Agreement shall remain in full force and effect.
[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Managing Member:

Viper Energy Partners LP

By: Viper Energy Partners GP LLC, its general partner

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer, Executive Vice
President and Assistant Secretary

Signature Page to
First Amendment to Second Amended and Restated Limited Liability Company Agreement